EXHIBIT 99.1
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PRESS RELEASE                                          | CITIGATE
                                                       | FINANCIAL
                                                       | INTELLIGENCE

FOR IMMEDIATE RELEASE

CONTACTS:
---------

Steven R. Champion, Taiwan Greater
         China Fund, 011-886-2-2715-2988

Patricia Baronowski
         Citigate Financial Intelligence, 201-499-3500

Web site: http://www.taiwangreaterchinafund.com

                                [GRAPHIC OMITTED]
                        [LOGO TAIWAN GREATER CHINA FUND]

             TAIWAN GREATER CHINA FUND ANNOUNCES TRUSTEE RESIGNATION


(New York, New York, April 28, 2004) The Taiwan Greater China Fund (NYSE: TFC), a diversified closed-end registered investment company listed on the New York Stock Exchange, announced today that Alex Hammond-Chambers had resigned from the Fund's Board of Trustees as a result of a difference of opinion with the other Board members concerning certain policy matters.

In response to Mr. Hammond-Chambers' resignation, Robert Parker, Chairman of the Board of Trustees, said, "The Board regrets Alex's decision to resign. We respect his experience in the U.K. funds industry and have extensively discussed and carefully considered his views. The Board of Trustees is actively considering several highly qualified trustee candidates and expects to be able to announce the appointment of a new trustee very soon."

The Taiwan Greater China Fund is listed and publicly traded in the United States. The Fund is organized for investment in securities of Taiwan issuers by non-Taiwan investors and follows an investment strategy of primarily investing in Taiwan listed companies that derive or expect to derive a significant portion of their revenues from operations in or exports to mainland China.

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